Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (“CCOH”, and together with Clear Channel Outdoor, Inc. - Americas, the “Company”) and Joseph Bagan (“Employee”).

1.	TERM OF EMPLOYMENT

This Agreement commences July 19, 2010 (“Effective Date”) and shall continue until terminated by either party in accordance with Section 8 of this Agreement (the “Employment Period”).

2.	TITLE AND EXCLUSIVE SERVICES

(a) Title and Duties. Employee’s title is Chief Operating Officer – Clear Channel Outdoor, Inc. - Americas, and he will perform job duties that are usual and customary for this position. Employee will report to the Chief Executive Officer of Clear Channel Outdoor, Inc. - Americas (the “CEO”) and shall perform such duties at the Company’s headquarters in Phoenix, Arizona on behalf of the Company as may be assigned by the CEO from time to time. Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(b) Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided that with advance notice to the CEO, Employee may participate in educational, welfare, social, religious and civic organizations and any other activities approved by the CEO, including, without limitation, service as a member of the boards of directors of Sharklet Technologies, BioAMPS International, and RevGen Partners so long as such activities do not materially and adversely interfere or conflict with Employee’s performance of his obligations hereunder or conflict in any material way with the business of the Company.

3.	COMPENSATION AND BENEFITS

(a) Base Salary. Employee shall be paid an annual salary of Four Hundred Ten Thousand Dollars ($410,000.00) (“Base Salary”) and is eligible for annual salary increases commensurate with Company policy.

(b) Vacation. Employee is eligible for no less than 15 vacation days each year, subject to the policies governing vacation set forth in the Employee Guide.

(c) Annual Bonus. Eligibility for an Annual Bonus is based on financial and performance criteria established by Company and approved in the annual budget, and will be paid no later than March 15 each calendar year following the year in which the Annual Bonus was earned. For calendar year 2010 and each calendar year thereafter during the Employment Period, the annual rate of Employee’s target bonus (the “Target Bonus”) shall be equal to 100% of the Base Salary paid to Employee during such calendar year (such annual Target Bonus shall be prorated for partial calendar years on and after the Effective Date), subject to bonus criteria based upon Company financial performance and MBOs as shall be established by the CEO. The payment of any Annual Bonus shall be subject to Section 19 and shall be within the Short-Term Deferral period under Section 409A (as defined in Section 19) and applicable regulations and net of any applicable withholding tax or other deductions required by law or Company benefit plans.

(d) Benefit Plans. Employee may participate in employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the Employee Guide. Employee acknowledges receipt of the Employee Guide available on the intercompany website and will review and abide by its terms.

(e) Expenses.

(i) Subject to Section 19 and required withholding, Company will reimburse Employee for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

(ii) The Company agrees to reimburse Employee for all reasonable expenses associated with Employee’s relocation to the Phoenix metropolitan area (or any other location to which the Company’s headquarters is relocated) and housing expenses for Phoenix (or such other location) for the first 12 months of the Employment Period. Upon Employee’s relocation as contemplated pursuant to this paragraph, the Company will pay reasonable relocation costs associated with such relocation in accordance with the applicable Company relocation policies.

(f) Equity Compensation. As additional consideration for entering into this Agreement, Employee shall be granted equity compensation as set forth on Exhibit A hereto, which grant shall be evidenced by the award agreement attached hereto as Exhibit B.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and as a condition of employment agrees not to use or disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order. Confidential Information shall no longer be deemed confidential or proprietary at such time as it becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

5. NONHIRE OF COMPANY EMPLOYEES. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee’s last day of employment with the Company or within the 18-month period of this covenant) who worked, works, or has been offered employment by the Company and with respect to whom Employee had any role, direct or indirect, in recruiting on behalf of the Company or who was, or would have been, a direct report of Employee in his position at the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated.

6. NON-INTERFERENCE. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, for the benefit of any Competing Business (determined, for purposes of this paragraph, without respect to any geographic limitations on scope that might otherwise apply to such definition for other purposes within this Agreement), call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

7. NON-COMPETITION. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company and for a period of twelve (12) months thereafter (such twelve (12) month period, the “Non-Compete Period”), regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location (a “Competing Business”). The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after the Employee’s employment with the Company has terminated, upon receiving written permission by the Board of Directors of CCOH (the “Board”), the Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant may cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation.

8.	TERMINATION

Employment may be terminated by mutual agreement or:

(a) Death. The date of Employee’s death shall be the termination date.

(b) Disability. Company may terminate employment if Employee is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, subject to applicable law.

(c) Termination By Company. Company may terminate employment with or without Cause. “Cause” means Employee’s:

(i) willful misappropriation of or material misrepresentation regarding property of Company that causes material and demonstrable injury to the Company, whether monetary or otherwise, but not including customary and de minimis use of Company property for personal purposes, as determined in discretion of Company;

(ii) willful and unreasonable refusal to follow lawful directives of the CEO;

(iii) felony conviction, plea of nolo contendere for a felony, or other criminal conduct that has or would result in material and demonstrable injury, whether monetary or otherwise, to Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(iv) material breach of this Agreement; or

(v) significant violation of Company’s written employment and management policies that causes material and demonstrable injury, whether monetary or otherwise, to the Company, including without limitation, violation of sexual or other harassment policies.

If Company elects to terminate for Cause under (c)(i), (ii), (iv) or (v), Employee shall have thirty (30) days to cure after written notice, except where such cause, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee.

(d) Termination By Employee For Good Cause. Employee may terminate his employment at any time for “Good Cause,” which is: (i) Company’s material breach of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a material diminution in Employee’s base compensation; or (iii) a material diminution in Employee’s authority, duties or responsibilities; or (iv) a change in the place of Employee’s performance specified in Section 2(a) of more than 50 miles. If Employee elects to terminate his employment for “Good Cause,” Employee must provide Company written notice of the condition he believes gives rise to Good Cause within thirty (30) days of the initial existence of such condition, after which the Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate his employment, he must do so within ten (10) days after the end of the cure period.

(e) Termination By Employee Without Good Cause. Employee may terminate his employment at any time without “Good Cause” with ninety (90) days advance written notice to the CEO (which termination of employment with such advance written notice shall not constitute a breach of this Agreement by Employee), in which case the Company may terminate Employee’s employment immediately upon or anytime after receipt of such notice, which termination shall not be a termination by the Company without Cause, and pay Employee any Base Salary remaining with respect to such ninety (90) day advance notice period if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company.

9.	COMPENSATION UPON TERMINATION

(a) Death. Upon termination of employment pursuant to Section 8(a), the Company shall pay to Employee’s designee or, if no person is designated, to Employee’s estate, (i)

Employee’s unpaid Base Salary, if any, less applicable payroll, taxes and other deductions, that was earned through the termination date but not otherwise previously paid, which shall be paid within 30 days of the date of Employee’s termination of employment (“Accrued Base Salary”), (ii) the Annual Bonus, if any, that Employee earned with respect to the calendar year prior to the calendar year that includes the termination date (to the extent not paid as of the date of termination) shall be paid at the time such Annual Bonus is payable in accordance with Section 3(c), less applicable payroll, taxes and other deductions (the “Unpaid Prior Year Bonus”), and (iii) a pro-rata portion of the Annual Bonus for the calendar year that includes the termination date (which proration shall be determined by the Company and payable only as follows: If Employee’s termination date is between September 1st and December 31st, Employee’s designee or estate will receive a pro-rata portion of the Annual Bonus calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro-rata portion of the Annual Bonus Employee shall be eligible only if a bonus would have been earned by the end of the calendar year and the calculation and payment of the pro-rata bonus, if any, will be pursuant to the plan in effect during the calendar year that includes the date of termination) but not later than the March 15 following the end of such calendar year, less applicable payroll, taxes and other deductions (the “Pro-Rata Bonus”). The Company shall have no further obligation to Employee upon such termination under this Agreement.

(b) Disability. Upon termination of employment pursuant to Section 8(b), the Company shall pay to Employee, or, in the event of Employee’s legal incapacity, to the individual who holds a power of attorney on behalf of Employee ( the “POA”), any Accrued Base Salary. In addition, if Employee signs and delivers a Severance Agreement and General Release of claims in a form satisfactory to the Company (the “Release”) and such Release is no longer subject to revocation, if applicable, or if Employee is legally incapacitated, on the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”), then the Company shall pay to Employee or the POA on the Payment Date, if payable, any (i) Unpaid Prior Year Bonus and/or (ii) any Pro-Rata Bonus. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(c) Termination By Company For Cause: Upon termination of employment by the Company for Cause pursuant to Section 8(c), the Company shall pay to Employee any Accrued Base Salary. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(d) Termination By Company Without Cause or By Employee With Good Cause. Upon termination of employment by the Company without Cause pursuant to Section 8(c) and not by reason of disability (within the meaning of Section 8(b)), or upon termination of employment by Employee for Good Cause pursuant to Section 8(d), the Company will pay to Employee any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release to the Company after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee a single lump sum on the Payment Date equal to (less applicable payroll, taxes and other deductions), (i) twelve (12) times the sum of (x) Employee’s monthly rate of Base Salary on the date of termination plus (y) the monthly Pro-Rata Bonus (with such monthly pro-rata portion determined by multiplying the dollar value of the Target Bonus with respect to the calendar year that includes the date of termination by a fraction, the numerator of which is equal to the number of days elapsed during the calendar year that includes Employee’s date of termination and the denominator of which is 365, and thereafter dividing the result of such multiplication by 12) (the “Severance Payment”), plus, if payable, any (ii) Unpaid Prior Year Bonus. The Company shall have no further obligation to Employee upon such termination under this Agreement.

Notwithstanding the foregoing, if Employee violates any of the post-employment covenants within Sections 4, 5, 6, or 7 of this Agreement during the Non-Compete Period, then Employee shall forfeit any right to the pro-rata portion of the Severance Payment equal to the quotient of (x) the number of full months remaining in the Non-Compete Period after the date such breach occurs divided by eighteen (12), which quotient shall be multiplied by (y) the Severance Payment, and Employee shall reimburse such forfeited pro-rata portion of the Severance Payment to the Company within thirty (30) days of notice of such violation from the Company. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7.

(e) Termination By Employee Without Good Cause: Upon termination of employment by Employee without Good Cause pursuant to Section 8(e), the Company shall pay any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee on the Payment Date, if payable, any Unpaid Prior Year Bonus. If the Company terminates Employee’s employment immediately upon or after receipt of Employee’s notice of termination (such termination by the Company shall not be deemed a termination by the Company without Cause), the Company shall also pay any pro-rata Base Salary for the remaining portion of the ninety (90) day notice advance period as described in Section 8(e) if Employee signs and delivers the Release after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date (and pro-rata Base Salary that would otherwise be paid sooner shall be paid on the earlier of the date such Release becomes irrevocable or the Payment Date). The Company shall have no further obligation to Employee upon such termination under this Agreement.

(f) Nonqualified Deferred Compensation. To the extent that the payment of any amount under this Agreement constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 19), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination, on which date payment of any amount that was otherwise scheduled to be paid prior thereto shall be paid. In addition, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which Employee is entitled under this Agreement that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Employee’s date of termination and (ii) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

10.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.

11.	LIMITATION ON BENEFITS

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Employee (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. If any Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.

The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

12.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, his heirs and his personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

13.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

14.	DEFINITION OF COMPANY

“Company” shall include Clear Channel Outdoor Holdings, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors in interest.

15.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

16.	INDEMNIFICATION

Company shall defend and indemnify Employee for acts committed in the course and scope of employment.

17.	DISPUTE RESOLUTION

(a)	Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)	Arbitration: The parties agree that any dispute or claim, including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in the market in which Employee resides. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual costs of arbitration excluding attorneys’ fees. Unless otherwise provided by law and awarded by the arbitrator, each party will pay its own attorneys’ fees and other costs.

18.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company. Employee represents that he is under no disability that would hinder the performance of his duties.

19.	SECTION 409A COMPLIANCE

(a)	It is the intent of the Company and Employee that the payments and benefits under this Agreement shall comply with Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A and the parties hereto agree to reasonably cooperate and use reasonable best efforts to effect such compliance. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by reason of Section 409A or for any damages resulting from any failure to comply with Section 409A.

(b)	Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(c)	To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)	For purposes of Section 409A, Employee’s right to receive installment payments, if any, pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

20.	MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, which may be done in counterparts. This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may to reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. All provisions of this Agreement having or contemplated as having continued application from and after the termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

[Signature Page Follows]

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Joseph W. Bagan	Date:	8/24/2010
Joseph Bagan

COMPANY:

/s/ Ronald Cooper	Date:
Ronald Cooper
Chief Executive Officer
Clear Channel Outdoor, Inc. - Americas

EXHIBIT A TO EMPLOYMENT AGREEMENT

Equity Compensation. As additional consideration for entering into this Agreement, Employee shall be granted equity compensation as set forth on this Exhibit A.

On the Effective Date, Employee shall be granted 150,000 non-qualified stock options with respect to the common stock of CCOH pursuant to, and subject to the terms and conditions of, the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which grant shall be evidenced by the award agreement attached hereto as Exhibit B.

EXHIBIT B TO EMPLOYMENT AGREEMENT

Optionee:	Joseph Bagan
Date of Grant:	July 21, 2010

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), made as of this day of July 21, 2010 (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and Joseph Bagan (the “Optionee”), evidences the grant by the Company of an Option to purchase a certain number of shares of the Company’s common stock, $.01 par value (the “Common Stock”) to the Optionee on such date and the Optionee’s acceptance of this Option (as defined below) in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Company and the Optionee agree as follows:

1.	Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Optionee an option (this “Option”) to purchase 150,000 shares of Common Stock (the “Option Shares”) from the Company at the price per share of $10.01 (the “Option Price”).

2.	Limitations on Exercise of Option. Except as otherwise provided in this Agreement, this Option will vest and become exercisable with respect to 25% of the shares of Common Stock covered hereby on the first anniversary of the Grant Date, as to an additional 25% of the shares of Common Stock covered hereby on the second anniversary of the Grant Date, as to an additional 25% of the shares of Common Stock covered hereby on the third anniversary of the Grant Date, and as to an additional 25% of the shares of Common Stock covered hereby on the fourth anniversary of the Grant Date (each such anniversary of the Grant Date a “Vesting Date”); provided, that, the Optionee is still employed or performing services for the Company on each such Vesting Date.

3.	Term of this Option. Unless sooner terminated in accordance herewith or in the Plan, this Option shall expire on the tenth anniversary of the Grant Date (“Final Exercise Date”).

4.	Method of Exercise.

a.

The Optionee may exercise this Option, from time to time, to the extent then exercisable, by contacting the Company’s outside Plan administrator (the “Administrator”) and following the procedures established by the Administrator. The Option Price of this Option may be paid in cash or by certified or bank check or in any other manner the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its discretion, may permit, including, without limitation, (i) the delivery of previously-owned shares, (ii) by a combination of a

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cash payment and delivery of previously-owned shares, or (iii) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law.

b.	At the time of exercise, the Optionee shall pay to the Administrator (or at the option of the Company, to the Company) such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise of this Option. The Optionee may elect to pay to the Administrator (or at the option of the Company, to the Company) an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Administrator (or at the option of the Company, to the Company), cash, a check or at the sole discretion of the Company, shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company.

5.	Issuance of Shares. Except as otherwise provided in the Plan, as promptly as practical after receipt of notification of exercise and full payment of the Option Price and any required income tax withholding, the Company shall issue (if necessary) and transfer to the Optionee the number of Option Shares with respect to which this Option has been so exercised, and shall deliver to the Optionee or have deposited in the Optionee’s brokerage account with the Administrator such Option Shares, at the Optionee’s election either electronically or represented by a certificate or certificates therefor, registered in the Optionee’s name.

6.	Termination of Employment.

a.	If the Optionee’s termination of employment or service is due to death, this Option shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom the Optionee’s rights under this Option are transferred by will or the laws of descent and distribution for one year following such termination of employment or service (but in no event beyond the term of the Option), and shall thereafter terminate.

b.

If the Optionee’s termination of employment or service is due to Disability (as defined herein), the Optionee shall be treated, for purposes of this Agreement only, as if his/her employment or service continued with the Company for the lesser of (i) five years or (ii) the remaining term of this Option and this Option will continue to vest and remain exercisable during such period (the “Disability Vesting Period”). Upon expiration of the Disability Vesting Period, this Option shall automatically terminate; provided, that, if the Optionee should die during such period, this Option shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom the Optionee’s rights under this Option are transferred by will or the laws of descent and distribution for one year following such death (but in no event beyond the term of the Option), and shall

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thereafter terminate. For purposes of this section, “Disability” shall mean (i) if the Optionee’s employment with the Company is subject to the terms of an employment or other service agreement between such Optionee and the Company, which agreement includes a definition of “Disability,” the term “Disability” shall have the meaning set forth in such agreement during the period that such agreement remains in effect; and (ii) in all other cases, the term “Disability” shall mean a physical or mental infirmity which impairs the Optionee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

c.	If the termination of the Optionee’s employment or service is for Cause (as defined herein), this Option shall terminate upon such termination of employment or service, regardless of whether this Option was then exercisable. For purposes of this section, “Cause” shall mean the Optionee’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

d.	If the Optionee’s employment or service is terminated by the Company without Cause or by the Optionee for Good Cause prior to a Vesting Date (as defined in Section 2 herein) during any calendar year, a pro-rata portion, if any, of the unvested Option that would have vested on the Vesting Date during the calendar year that includes the date of termination of employment or service shall become vested by multiplying the number of Options that would have vested on such Vesting Date by a fraction, the numerator of which is equal to the number of days elapsed as of such date of termination of employment or service since the last Vesting Date (or, if no prior Vesting Date, the Grant Date) and the denominator of which is 365. Any remaining unvested Option shall terminate on the date of the Optionee’s termination of employment or service. For purposes of this section, “Good Cause” shall have the same meaning as set forth in the Employment Agreement.

e.	If the termination of the Optionee’s employment or service is for any other reason not described above, the unvested portion of the Option, if any, shall terminate on the date of Optionee’s termination of employment or service and the vested portion of this Option shall be exercisable for a period of ninety (90) days following such termination of employment or service (but in no event beyond the term of the Option), and shall thereafter terminate. The Optionee’s status as an employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three months or re-employment upon expiration of such leave is guaranteed by contract or statute.

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f.	Notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Sections 2 and 6 of this Agreement:

i.	If Optionee has been terminated for Cause, then this Option shall be cancelled and cease to be exercisable (whether or not then vested).

ii.	If it is determined by the Committee that the Optionee engaged (or is engaging in) any activity that is harmful to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, any “Competitive Activity” (as defined below) or conduct prejudicial to or in conflict with the Company (or any parent or subsidiary) or any material breach of a contractual obligation to the Company (or any parent or subsidiary) (collectively, “Prohibited Acts”), then, upon such determination by the Committee, this Option shall be cancelled and cease to be exercisable (whether or not then vested).

iii.	If it is determined by the Committee that the Optionee engaged in (or is engaging in) any Prohibited Act where such Prohibited Act occurred or is occurring within the one (1) year period immediately following the exercise of any Option granted under this Agreement, the Optionee agrees that he/she will repay to the Company any gain realized on the exercise of such Option (such gain to be valued as of the relevant exercise date(s)). Such repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation must be satisfied in cash or, if permitted in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the gain realized upon exercise of the Option. The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may own the Optionee to secure the repayment obligations herein contained.

The determination of whether the Optionee has engaged in a Prohibited Act shall be determined by the Committee in good faith and in its sole discretion. The provisions of Section 6(f) shall have no effect following a Change in Control (as defined herein). For purposes of this Agreement, the term “Competitive Activity” shall mean the Optionee, without the prior written permission of the Committee, anywhere in the world where the Company (or any parent or subsidiary) engages in business, directly or indirectly, (i) entering into the employ of or rendering any services to any person, entity or organization engaged in a business which is directly or indirectly related to the businesses of the Company or any parent or subsidiary (“Competitive Business”) or (ii) becoming associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity other than ownership of passive investments not exceeding 1% of the vote or value of such Competitive Business.

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g.	The term “Company” as used in this Agreement with reference to the employment or service of the Optionee shall include the Company and its parent and subsidiaries, as appropriate.

7.	Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of this Option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until such shares are duly and validly issued by the Company to or on behalf of the Optionee.

8.	Non-Transferability. This Option is not assignable or transferable except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution. During an Optionee’s lifetime, this Option may be exercised only by the Optionee or the Optionee’s guardian or legal representative.

9.	Limitation of Rights. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of his employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Optionee’s employment or other service.

10.	Restrictions on Transfer. The Optionee agrees, by acceptance of this Option, that, upon issuance of any shares hereunder, that, unless such shares are then registered under applicable federal and state securities laws, (i) acquisition of such shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Optionee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of this Option or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

11.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Optionee shall be addressed to the Optionee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

12.

Incorporation of Plan by Reference. This Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be

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conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

13.	Governing Law. This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

14.	Tax Status of Option. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

15.	Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:
Name:
Title:

Dated:

Acknowledged and Agreed

Name: Joseph Bagan

Address of Principal Residence: